Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

December 31, 2013

The balances in the sub-accounts on deposit with the trustee as of the above date were:

table

	Series 2003-1	Series 2004-1
General Sub-Account	$ 26,026,934.70	$ 14,926,348.31
Capital Sub-Account	$ 2,500,138.47	$ 3,949,003.66
Overcollateralization Sub-Account	$ 2,083,464.62	$ 3,126,251.34
Reserve Sub-Account	$ 458,493.36	$ 9,474.31

REP Deposit Account*	$ 5,315,034.02

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*   REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.